Exhibit 10.19

RIGETTI COMPUTING, INC.

STOCK BONUS AWARD GRANT NOTICE

(2022 EQUITY INCENTIVE PLAN)

Rigetti Computing, Inc. (the “Company”), pursuant to Section 5(c) of the Company’s 2022 Equity Incentive Plan (the “Plan”), hereby awards to Participant as a bonus the number of shares of the Company’s Common Stock set forth below (the “Award”). This Award shall be evidenced by a Stock Bonus Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.

Participant:	[INSERT NAME OF PARTICIPANT]
Date of Grant:	[INSERT DATE OF APPROVAL BY CC]
Number of Shares Subject to Award:	[INSERT NUMBER OF SHARES SUBJEC TO AWARD]
Payment for Common Stock:	Participant’s past services to the Company

Vesting Schedule: The shares of Common Stock subject to the Award shall be immediately vested on the Payment Date (as defined herein).

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Bonus Award Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Bonus Award Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on that subject.

RIGETTI COMPUTING, INC.	PARTICIPANT

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS: Award Agreement and Plan

RIGETTI COMPUTING, INC.

2022 EQUITY INCENTIVE PLAN

STOCK BONUS AWARD AGREEMENT

Pursuant to the Stock Bonus Award Grant Notice (“Grant Notice”) and this Stock Bonus Award Agreement (“Agreement”), Rigetti Computing, Inc. (the “Company”) has awarded you (“Participant”) the right to acquire shares of Common Stock from the Company pursuant to Section 7(a) of the Company’s 2022 Equity Incentive Plan (the “Plan”) for the number of shares indicated in the Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. ACQUISITION OF SHARES. By signing the Grant Notice, you hereby agree to acquire from the Company, and the Company hereby agrees to issue to you, the aggregate number of shares of Common Stock specified in your Grant Notice (the “Shares”) for your past services rendered to the Company or an Affiliate and subject to all of the terms and conditions of the Award and the Plan.

2. CLOSING. You will acquire beneficial ownership of the Shares by delivering your Grant Notice, executed by you in the manner required by the Company, to the stock administrator of the Company, or to such other person as the Company may designate, during regular business hours, on the date that you have executed the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) (the “Payment Date”), along with any additional documents as the Company may then require. The Company will transfer the Shares electronically to a brokerage account that you have established at [ ]. In the event of the termination of your Continuous Service prior to the Payment Date, the closing contemplated in this Agreement shall not occur.

3. SECURITIES LAW COMPLIANCE. You may not be issued any Shares under your Award unless either (i) those Shares are then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive the Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

4. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement.

5. RIGHTS AS STOCKHOLDER. From and after the Payment Date and subject to the provisions of this Agreement, you shall have all rights and privileges of a stockholder of the Company with respect to the Shares.

6. TRANSFER RESTRICTIONS. You may not dispose of any Shares except in compliance with applicable securities laws and the Company’s policies, including its Insider Trading Policy (or any successor policy).

7. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate.

8. WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan, you hereby agree to make adequate provision for and authorize the Company to satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding, which arise in connection with your Award (the “Withholding Obligation”), in its sole discretion, by any of the following means or by a combination of such means: (i) causing you to tender a cash payment; (ii) withholding Shares from the shares issued or otherwise issuable to you in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from payroll or any amounts otherwise payable to you; (v) a mandatory sale (on your behalf pursuant to your authorization under this section and without further consent) of the Shares issued in connection with the Award in an amount necessary to satisfy the Withholding Obligation; or (vi) by such other method as the Company may decide in its sole discretion in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Shares in respect of the Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Shares or it is determined after the delivery of Shares to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

9. DATE OF ISSUANCE.

(a) The issuance of Shares in respect of the Award is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, the Company shall issue to you the number or Shares subject to the Award (subject to any Capitalization Adjustments, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day or to the extent not administratively feasible, as soon as practicable thereafter (but for the avoidance of doubt, in no event later than the later of (i) the 15th day of the third month following the end of the calendar year in which the Award vests, or (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the Award vests).

(c) The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

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(d) In addition, if:

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and

(ii) either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding Shares from the shares otherwise due, on the Original Issuance Date, to you under this Award, (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation, if any, in cash,

(iii) then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling Shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(e) To the extent the Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

10. TAX CONSEQUENCES. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of the transactions contemplated by this Agreement.

11. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to your address as on file with the Company at the time notice is given.

12. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.

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13. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides.

14. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to that state’s conflicts of laws rules.

15. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act (which includes the prospectus for the Plan). In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

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